Exhibit 99.4

KL Comments as of February24,2016

Subject to FRE 408 & All Other Applicable Privileges

and Confidentiality Agreements

Annex I

Bankruptcy Remote Provisions

1.	Except as specifically set forth in the Term Sheet, Peabody AssetCo and each of its direct and indirect subsidiaries (collectively, the “NewCos”) shall be newly formed direct or indirect wholly-owned subsidiaries of the Issuer organized as a Delaware limited liability companies that are designated as an “Unrestricted Subsidiary” under the Existing First Lien Credit Agreement.

2.	Each NewCo shall have a board of managers, with no more than 3 (three) managers serving on such board, at least one (1) of which will, at all times, be an Independent Manager (as defined below).

3.	The indenture governing the PAC Notes and the New NG Notes (the “Notes Indenture”) shall prohibit the modification of the organizational documents of the NewCos (the “Organizational Documents”) as it relates to the bankruptcy remote provisions contained herein and therein without the consent of the holders of a majority of the Notes (the “Majority Holders”), and any such modification shall constitute an immediate Event of Default under the Notes Indenture.

4.	The Notes Indenture and the Organizational Documents shall, among other things:

(a) require the consent of the relevant Independent Manager, in its sole and absolute discretion, to, among other things, (1) initiate, institute, consent to, participate in or otherwise effect any Bankruptcy (as defined below), liquidation or dissolution of a NewCo, consolidate a NewCo with or into any person, or sell all or substantially all of the assets of a NewCo, or (2) amend, modify or waive any provision in the Organizational Documents of the applicable NewCo that affect the requirements set forth in this Annex I;

(b) require a certificate from the chief financial officer of the relevant NewCo to the relevant Independent Manager at least 5 business days prior to making any dividend of the Dividend Amount or other distribution on account of its equity interests, which shall include the calculation of the Required Leverage Ratio and an Appraisal dated within six months of the certificate, that certifies that such dividend or other distribution constitutes a permitted Dividend Amount and includes the calculation of such Dividend Amount and is expressly permitted by the terms of the Notes Indenture. No dividend or other distribution shall be permitted to be made (i) unless and until such calculations are reasonably acceptable to the Independent Manager and (ii) at any time prior to the Drop-Down;

(c) include a mechanism that (i) provides that in the event of a vacancy in the position of an Independent Manager, the Member of the applicable NewCo shall appoint a successor which shall be acceptable to the Trustee under the Indenture in its sole discretion (and no actions may be taken that would otherwise require the consent of an Independent Manager during the pendency of such vacancy), and (ii) allows the Trustee/ Majority Holders to replace an Independent Manager upon notice to the relevant NewCo.

(d) to the fullest extent permitted by law, require each Independent Manager to consider the interests of, and have a fiduciary duty to, the holders of Notes and other creditors, in connection with any actions that require the vote or consent of the Independent Manager and to waive any fiduciary duties to the relevant NewCo or any equityholder in respect thereof;

(e) include covenants consistent with those in the Notes Indenture and other customary separateness covenants in the Organizational Documents that cannot be amended or waived without the consent of the Trustee and relevant Independent Manager, as applicable, including the following:

•	Not commingle assets [other than cash that passes through the Issuer’s consolidated cash management system][1];

•	Maintain the ability to calculate separate financial statements;

•	Pay its own liabilities out of its own funds;

•	Maintain an arm’s length relationship with its affiliates;

•	Pay the salaries of its own employees and maintain a sufficient number of employees in light of its contemplated business operations;

•	Not guarantee or become obligated for any debts, except as permitted in the Indenture Documents, including the debts of the Issuer or any Restricted Subsidiary or hold out its credit as being available to satisfy obligations of the Issuer or any Restricted Subsidiary;

•	Allocate fairly and reasonably any overhead from shared office space, corporate overhead and resources; and

•	Maintain adequate capital in light of its contemplated business operations.

(f) require each NewCo to indemnify the relevant Independent Manager in connection with all liabilities incurred in connection with acting in his or her capacity as such, and reimburse the reasonable and documented out-of-pocket expenses of such Independent Manager incurred in connection with acting in his or her capacity as such;

(g) require each NewCo to (i) permit each relevant Independent Manager attend any meeting of the board of managers of the relevant NewCo; and (ii) notify the relevant Independent Manager of any such meetings no later than concurrently with the delivery of notice thereof to any other member of the board of managers of the relevant NewCo, and provide the relevant Independent Manager with copies of any documents or materials to be provided in connection with such meetings or otherwise provided to any other member of the board of managers of the relevant NewCo; providing that the Independent Manager shall not have any voting rights with respect to any actions by the relevant NewCo other than as set forth in Paragraphs 3(a), 3(b), 3(d), and 3(e) above; and

(h) require all Managers to, to the fullest extent permitted by law, consider the interests of creditors of the relevant NewCo before initiating, instituting, consenting to, participating in or otherwise effect any Bankruptcy, liquidation or dissolution of a NewCo, consolidating a NewCo with or into any person, or selling all or substantially all of the assets of a NewCo.

[1]	TBD: Need to ensure Peabody AssetCo can access its cash at any given time, regardless of circumstances at the Parent and consolidated cash management system. Prior to Drop Down, cash received on account of receivables should enter system through an SPE to be allocated between Issuer and Peabody AssectCo pursuant to servicer arrangement TBD.

“Bankruptcy” means a voluntary or involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, including the consent by the relevant NewCo to the entry of a decree or order for relief in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the relevant NewCo or of any substantial part of its property, or the making by it of an assignment of a substantial part of its property for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the relevant NewCo in furtherance of any such action.

“Independent Manager” means initially, an individual designated by the Majority Holders, and thereafter, an individual designated as provided in 4(c) above.

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